Exhibit 99.1

M I Acquisitions, Inc. Announces Date of Special Meeting of Shareholders and Record Date

NEW YORK, June 26, 2018 /PRNewswire/ -- M I Acquisitions, Inc. (NASDAQ: MACQU, MACQ, MACQW) (“M I”), a Magna-sponsored special purpose acquisition company, announced today that it has set the date of M I’s special meeting of shareholders to vote on the previously announced transaction with Priority Holdings, LLC, a leading provider of B2C and B2B payment processing solutions based in Alpharetta, GA, for Thursday, July 19, 2018. The meeting will begin at 10:00 a.m. local time at the offices of Loeb & Loeb LLP, which are located at 345 Park Avenue, New York, New York 10154. The record date for those eligible to receive notice of and to vote at the special meeting of shareholders is June 29, 2018.

About M I Acquisitions

M I is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities sponsored by NY-based investment firm, Magna.  M I’s securities are quoted on the NASDAQ stock exchange under the ticker symbols MACQ, MACQW and MACQU.

Important Notice Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to the pending business combination with Priority. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of M I, including those set forth in the Risk Factors section of M I’s annual report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. M I undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Participants in Solicitation

Priority Holdings, LLC (“Priority”), M I and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of M I common stock in respect of the proposed transaction. Information about M I’s directors and executive officers and their ownership of M I’s common stock is set forth in M I’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing.  Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Additional Information and Where to Find It

In connection with the transaction with Priority, M I has filed relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, M I will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF M I ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT M I WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT M I, PRIORITY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by M I with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or at M I’s website (www.miacquisitions.com) or by writing to M I, c/o Magna Management LLC, 40 Wall Street, 58th Floor, New York, NY 10005.

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